[Letterhead of Reed Smith LLP]

                                                                     Exhibit 5.1

March 24, 2003

Inspire Pharmaceuticals, Inc.
4222 Emperor  Boulevard
Suite 470
Durham, N.C.  27703-8466

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (No. 333-102595) (the "Registration Statement") of Inspire Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and (ii) the Company's Prospectus Supplement dated March 14, 2003 to Prospectus dated March 7, 2003 (the "Prospectus Supplement") relating to the offering of 5,000,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), and an additional 750,000 shares of Common Stock for purposes of covering over-allotments (the "Shares"). The Shares will be offered by Deutsche Bank Securities and U.S. Bancorp Piper Jaffray pursuant to that certain Underwriting Agreement (the "Underwriting Agreement") dated March 13, 2003 between the Company and such underwriters.

We have examined the Registration Statement, including the exhibits thereto, the Prospectus Supplement and such other documents, corporate records and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination of such legal documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories who are natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement and the Prospectus Supplement, and the documents incorporated therein by reference, are true and correct as to all factual matters stated therein.

We are opining herein solely with respect to the federal laws of the United States and the Delaware General Corporation Law.

Inspire Pharmaceuticals, Inc.                                      ReedSmith LLP
March 24, 2003
Page 2

Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and sold in accordance with the Prospectus Supplement and the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm's name therein and in the Prospectus Supplement under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                          Respectfully submitted,

                                          /s/ Reed Smith LLP

                                          REED SMITH LLP